EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Acquires
Iron Medical Office Building Portfolio in Alabama

BIRMINGHAM, Ala. (Oct. 18, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Iron Medical Office Building Portfolio, comprised of three medical office buildings located in the Birmingham suburbs of Cullman and Sylacauga, Alabama.

The three-building Iron Medical Office Building Portfolio totals approximately 204,000 square feet and is approximately 84 percent leased. Two of the buildings are located on the campus of the 145-bed Cullman Regional Medical Center, while the third lies on the campus of the 248-bed Coosa Valley Medical Center. Both Cullman Regional Medical Center, Inc. and Coosa Valley Medical Center (which is legally known as The Sylacauga Health Care Authority) are long-term tenants of each of the medical office buildings, which have a weighted average remaining lease term of 7.4 years. Coosa Valley Medical Center leases 100 percent of the Sylacauga building through January 2025. Griffin-American Healthcare REIT IV acquired a third building on the Cullman Regional Medical Center campus late last month in an unrelated transaction, resulting in ownership of the three major medical office buildings on the campus.

“Each of the three buildings in the Iron Medical Office Building Portfolio are of premium quality and are located on the campuses of thriving regional hospitals,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “Additionally, the ownership of the three premier Cullman medical office buildings provides us with significant economies of scale from a management and leasing perspective.”

Iron Medical Office Building Portfolio was acquired from Cullman POB Partners I, LLC, Cullman POB II, LLC and HCP Coosa MOB, LLC, all of which were represented by John Cardiff of Brookfield Financial. None of the sellers are affiliated with Griffin-American Healthcare REIT IV, which financed the acquisition using cash on hand and borrowings under its line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016, and has since acquired a portfolio of eight medical office buildings for an aggregate purchase price of approximately $91 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8.7 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of September 30, 2016, this international portfolio includes more than 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to qualify to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities.

The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.9* billion in asset value, based on purchase price, as of September 30, 2016. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

###

This release contains certain forward-looking statements, including statements with respect to the quality and performance of Iron Medical Office Building Portfolio and the potential value derived from the properties acquired by Griffin-American Healthcare REIT IV. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economies of Cullman and Sylacauga, Alabama; the strength and financial condition of the buildings that comprise Iron Medical Office Building Portfolio and their tenants; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.